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                                                                                EXHIBIT 11

                               AMERICAN BUILDINGS COMPANY AND SUBSIDIARIES

                                    COMPUTATION OF EARNINGS PER SHARE

                          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                  (In Thousands, Except Per Share Data)

                                               (Unaudited)

                                                                  Three months ended    Nine months ended
                                                                    September 30,         September 30,
                                                                  -----------------     -----------------
                                                                    1997      1996       1997       1996
                                                                  -------   -------     -------   -------
PRIMARY EARNINGS PER SHARE:
   Net income .................................................   $ 4,809   $ 3,537     $10,681   $ 8,281
                                                                  =======   =======     =======   =======

   Weighted average common and common equivalent
       shares outstanding .....................................     5,280     5,450       5,300     5,829

   Add - Dilutive effect of outstanding options ( as determined
     by the application of the treasury stock method) .........       368       338         358       357
                                                                  -------   -------     -------   -------
   Weighted average common and common equivalent
       shares outstanding .....................................     5,648     5,788       5,658     6,186
                                                                  =======   =======     =======   =======

Primary earnings per share:
   Net income .................................................   $  0.85   $  0.61     $  1.89   $  1.34
                                                                  =======   =======     =======   =======
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